UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):        OCTOBER 17, 2003


                    MIMBRES VALLEY FARMERS ASSOCIATION, INC.
             (Exact name of registrant as specified in its charter)

         NEW MEXICO                   0-13963                     85-0054230
(State or other jurisdiction       (Commission                  (IRS Employer
     of incorporation)             File Number)              Identification No.)

      811 SOUTH PLATINUM,
      DEMING, NEW MEXICO                                      88030
(Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code:   (505) 546 2769
                                                   -----------------------------


         (Former name or former address, if changed since last report.)



Item 5. Other Events.

     On October 17, 2003, the registrant received an important letter from the holder of its principal monetary obligation, the latter being a mortgage note with a principal balance slightly over $1,000,000. As reported previously, the note matured July 24, 2003, and the registrant had been in default under it even prior to that time because of financial maintenance covenants in the mortgage that the registrant was unable to meet. After July 24, 2003, the holder of the note, WAMCO XXVIII, LTD., acting by and through its servicing agent, First City Servicing Corporation, had informally indicated that it would continue for the near future to accept post maturity installment payments while the registrant sought other financing. As a result of the search for other financing, the registrant had been recently presented with an opportunity to refinance, but the refinancing would have required personal guarantees of the indebtedness by one or more directors or officers of the registrant. At a meeting of the Board of Directors of the issuer on October 7, 2003, the subject of the possible refinancing involving personal guarantees was discussed fully by those present and a decision was made not to accept this financing alternative. Management of the issuer promptly informed First City Servicing Corporation that this alternative had been rejected.

     On October 9, 2003, First City Servicing Corporation sent the letter mentioned above, although the registrant did not know it was coming until it arrived on October 17, 2003. In summary, the letter gives Mimbres Valley Farmers Association, Inc. until October 31, 2003 to pay off the mortgage note in full, failing which "[w]e will be considering aggressive alternatives that are allowed to us under the current modification and the mortgage." Presumably this has reference to a legal action to foreclose the mortgage. At the present time, the issuer does not have the money to pay off the mortgage note by October 31, 2003. The Issuer is still seeking alternative sources of financing, but no assurance can be given that any such financing will be available or, even if available, will be on terms acceptable to the Board of Directors of Mimbres Valley Farmers Association, Inc. If no such financing is obtained, the issuer will have to consider the possibility of seeking relief under the federal Bankruptcy Code or some other arrangement or composition with its creditors, because a foreclosure on the assets securing the mortgage note would render further operations by the issuer impossible.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        MIMBRES VALLEY FARMERS ASSOCIATION, INC.


Date:   October 21, 2003
                                        By:
                                           -------------------------------------
                                               Shelby Phillips, President and
                                               Chief Executive Officer


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